Exhibit 99.1

NEWS RELEASE

CONTACT:
Gary S. Maier
(310) 972-5124

MOTORCAR PARTS OF AMERICA REPORTS 20.3 PERCENT SALES INCREASE FOR FISCAL 2022
— Company Resumes Annual Guidance with Top-Range Sales Target Reaching $700 Million, a year-over- year increase of approximately $50 million —

LOS ANGELES, CA – June 14, 2022 – Motorcar Parts of America, Inc. (Nasdaq: MPAA) today reported results for its fourth quarter and 2022 fiscal year ended March 31, 2022 – reflecting record annual sales with strong demand for non-discretionary aftermarket parts and the completion of a multi-year build-out program for the company’s brake-related manufacturing operations.

Fiscal 2022 Highlights

•	Net sales reached a record $650.3 million, an increase of $109.5 million, or 20.3 percent year-over-year.
•
Gross profit was $117.9 million, an increase of $8.4 million, or 7.7 percent year-over-year.  Gross profit for fiscal 2022 was impacted by $16.6 million of non-cash items and $15.8 million of other items, primarily due to transitory cost pressures from supply chain disruptions.

•
Net income was $7.4 million, or $0.38 per diluted share, compared with $21.5 million, or $1.11 per diluted share a year ago.  Net income for fiscal 2022 was impacted by $0.86 per diluted share of non-cash items, and $0.72 per diluted share of other items, primarily due to transitory cost pressures related to supply chain disruptions.  Net income for fiscal 2021 was impacted by $0.00 per diluted share of non-cash items, and $0.77 per diluted share of other items, primarily due to transitory costs related to the Mexico expansion.

•
EBITDA (defined below) was $41.6 million, which was impacted by $22.3 million of non-cash items and $18.5 million of other items, primarily due to transitory cost pressures, versus $57.8 million a year earlier, which was impacted by $107,000 of non-cash gains and $19.4 million of other items, primarily due to transitory cost pressures.

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Motorcar Parts of America, Inc.
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Fiscal 2022 Considerations

•	Global supply chain challenges and inflationary costs impacted margins.
•	Future margin expansion expected from additional price increases and operating efficiencies as the new fiscal year progresses.
•	Strategic inventory investments to support growth and mitigate supply chain logistics impacted cash flow for fiscal year.

“We reported record sales for fiscal 2022, despite continued global supply chain constraints and fluctuations from historical customer order patterns during the fiscal fourth quarter. Demand for replacement parts remains strong, and we are confident in the long-term demand dynamics given tailwinds from an aging car fleet.  Additionally, we anticipate accelerating momentum from our emerging brake-related products -- including brake calipers and in particular pads and rotors, which were formally launched subsequent to year end and are experiencing strong demand.  This highlights the success of our investments in the brake-related categories that we have made over the past several years to tap into the large market for both internal combustion engines and emerging electrical vehicles.  We are optimistic as we start a new fiscal year and resume financial guidance, as discussed below,” said Selwyn Joffe, chairman, president, and chief executive officer.

Joffe emphasized the company is keenly focused on gross profit growth.  Upside opportunities are expected to be realized by increasing sales through product-line growth in each category, including the recently announced brake line expansion.  In addition, the company expects to benefit from leveraging the company’s cost discipline, and mitigating increases in freight rates, freight surcharges, wage increases and other inflationary costs with operational efficiencies.  As noted last quarter, price increases are also being implemented and continuously assessed.

“We built higher than normal overall inventory levels during fiscal 2022 to meet expected demand and address an unstable supply chain.  These levels should stabilize as fiscal 2023 evolves and customer order patterns are realigned, which should contribute to positive annual cash flow targets,” Joffe said.

Joffe noted that after a multi-year period of elevated capital expenditures to fund expansion, with the formal launch of brake-related products, he expects a return to more normalized ranges.

Net sales for the fiscal 2022 fourth quarter were $163.9 million compared with $168.1 million in the prior-year period -- impacted by softness in January and February offset by strength in the last month of the quarter.

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Motorcar Parts of America, Inc.
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          Net loss for the same period was $332,000, or $0.02 per share, compared with net income of $835,000, or $0.04 per diluted share, a year ago -- impacted by approximately $1.9 million, or $0.10 per share, of non-cash items as detailed in Exhibit 1. The company also was impacted by approximately $3.2 million, or $0.17 per share, of other costs, primarily due to increased shipping rates, higher tariffs, and other transitory cost pressures related to supply chain disruptions due to COVID-19.

Net income for the prior-year fourth quarter was impacted by $6.9 million of non-cash items, or $0.35 per diluted share. Net income for the prior-year fourth quarter was also impacted by $6.8 million, or $0.35 per diluted share, of other costs, primarily due to brake caliper start-up costs, product relocation expenses related to the expansion in Mexico, and other costs associated with COVID-19.

Gross profit for the fiscal 2022 fourth quarter was $25.8 million compared with $32.1 million a year earlier. Gross profit as a percentage of net sales for the fiscal 2022 fourth quarter was 15.7 percent compared with 19.1 percent a year earlier. Gross margin for the fiscal 2022 fourth quarter was impacted by 2.5 percent by the aforementioned non-cash items and 2.0 percent by the transitory supply chain disruptions that affected net loss, as detailed in Exhibit 3.  In addition to the items mentioned above, gross margin for the fourth quarter was further impacted by inflationary costs and new product line growth initiatives.

Fiscal 2022 Twelve-Month Results

Net sales increased 20.3 percent to a record $650.3 million from $540.8 million a year earlier. Net sales included $13.3 million in core revenue compared with $12.8 million in the prior-year period, due to a realignment of inventory at customer distribution centers with expected future sales benefits as product mix changes.

Net income for fiscal 2022 was $7.4 million, or $0.38 per diluted share, compared with net income of $21.5 million, or $1.11 per diluted share, a year ago. Net income was impacted by approximately $16.8 million, or $0.86 per diluted share, of non-cash items compared with only $80,000 in non-cash gains for the prior year, as detailed in Exhibit 2. The company also incurred approximately $14.1 million, or $0.72 per diluted share, of costs from supply chain disruptions, brake caliper start-up costs, and other product relocation expenses related to the expansion in Mexico. The start-up costs primarily related to the brake calipers expansion in Mexico during the first half of fiscal 2022, with no costs incurred during the second half of fiscal 2022. In addition, results for the twelve-month period were impacted by other transitory cost pressures related to supply chain disruptions due to COVID-19.

Net income for the prior-year period was impacted by other costs totaling $15.0 million, or $0.77 per diluted share, primarily due to brake caliper start-up costs, product relocation expenses related to the expansion in Mexico, and other costs associated with COVID-19.
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Motorcar Parts of America, Inc.
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Gross Profit for fiscal 2022 was $117.9 million compared with $109.5 million a year earlier. Gross profit as a percentage of net sales for fiscal 2022 was 18.1 percent compared with 20.2 percent a year earlier. Gross margin for fiscal 2022 was impacted by 2.6 percent of non-cash items and 2.8 percent for other costs, primarily by the transitory supply chain disruptions that affected net income, as detailed in Exhibit 4

Net cash used in operating activities was $44.9 million during the twelve months ended March 31, 2022 -- reflecting changes in working capital, including inventory increases to support business growth and strategic investments designed to address potential supply chain disruptions.

Fiscal 2023 Guidance

Motorcar Parts of America expects net sales for its fiscal year ending March 31, 2023 to be between $680 million and $700 million, representing between 4.6 and 7.6 percent year-over-year growth -- ramping up throughout the year.  Excluding $13.3 million of core revenue realized in fiscal year 2022 (which the company does not expect in fiscal 2023), net sales are expected to increase between 6.8 and 9.9 percent in fiscal year 2023.  Operating income is expected to be between $57 million and $61 million, before the non-cash foreign exchange impact of lease liabilities and forward contracts, the non-cash impact of revaluation of cores on customers’ shelves, and supply chain disruptions and costs related to COVID-19.  The company estimates other non-cash items will be approximately $21 million, including core and finished goods premium amortization and share-based compensation, and cash expenses will be approximately $2 million for special EV-related research and development expenses, impacting operating income.  The company estimates depreciation and amortization will be approximately $13 million.

Use of Non-GAAP Measure

This press release includes the following non-GAAP measure – EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. For a definition and reconciliation of EBITDA to net income, its corresponding GAAP measure, see the financial tables included in this press release. Also, refer to our Form 8-K to which this release is attached, and other filings we make with the SEC, for further information regarding this measure.

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Motorcar Parts of America, Inc.
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Earnings Conference Call and Webcast

Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations. The call will be open to all interested investors either through a live audio webcast at www.motorcarparts.com or live by calling (888)-440-5584 (domestic) or (646)-960-0457 (international). For those who are not available to listen to the live broadcast, the call will be archived on Motorcar Parts of America’s website www.motorcarparts.com. A telephone playback of the conference call will also be available from approximately 1:00 p.m. Pacific time on June 14, 2022 through 8:59 p.m. Pacific time on June 21, 2022 by calling (800)-770-2030 (domestic) or (647)-362-9199 (international) and using access code: 1545314.

About Motorcar Parts of America, Inc.

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearings and hub assemblies, brake calipers, brake pads, brake rotors, brake master cylinders, brake power boosters, turbochargers, and diagnostic testing equipment utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States, Canada, and Mexico, with facilities located in California, New York, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada. In addition, the company’s electrical vehicle subsidiary designs and manufactures testing solutions for performance, endurance, and production of multiple components in the electric power train – providing simulation, emulation, and production applications for the electrification of both automotive and aerospace industries, including electric vehicle charging systems. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2022 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Financial tables follow)

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
	(Unaudited)

Net sales	$163,916,000	$168,128,000	$650,308,000	$540,782,000
Cost of goods sold	138,148,000	136,021,000	532,443,000	431,321,000
Gross profit	25,768,000	32,107,000	117,865,000	109,461,000
Operating expenses:
General and administrative	15,943,000	15,637,000	57,499,000	53,847,000
Sales and marketing	5,671,000	4,800,000	22,833,000	18,024,000
Research and development	2,871,000	2,549,000	10,502,000	8,563,000
Foreign exchange impact of lease liabilities and forward contracts	(3,442,000)	3,651,000	(1,673,000)	(17,606,000)
Total operating expenses	21,043,000	26,637,000	89,161,000	62,828,000
Operating income	4,725,000	5,470,000	28,704,000	46,633,000
Interest expense, net	4,045,000	3,696,000	15,555,000	15,770,000
Income before income tax expense	680,000	1,774,000	13,149,000	30,863,000
Income tax expense	1,002,000	939,000	5,788,000	9,387,000

Net (loss) income	$(322,000)	$835,000	$7,361,000	$21,476,000
Basic net (loss) income per share	$(0.02)	$0.04	$0.38	$1.13
Diluted net (loss) income per share	$(0.02)	$0.04	$0.38	$1.11
Weighted average number of shares outstanding:
Basic	19,104,198	19,044,407	19,119,727	19,023,145
Diluted	19,104,198	19,585,638	19,559,646	19,387,555

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$23,016,000	$15,523,000
Short-term investments	2,202,000	1,652,000
Accounts receivable — net	85,075,000	63,122,000
Inventory — net	370,503,000	288,361,000
Inventory unreturned	15,001,000	14,552,000
Contract assets	27,500,000	26,940,000
Income tax receivable	301,000	405,000
Prepaid expenses and other current assets	13,387,000	12,301,000
Total current assets	536,985,000	422,856,000
Plant and equipment — net	51,062,000	53,854,000
Operating lease assets	81,997,000	71,513,000
Deferred income taxes	26,982,000	19,381,000
Long-term contract assets	310,255,000	270,213,000
Goodwill	3,205,000	3,205,000
Intangible assets — net	3,799,000	5,329,000
Other assets	1,413,000	1,531,000
TOTAL ASSETS	$1,015,698,000	$847,882,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,469,000	$129,331,000
Accrued liabilities	20,966,000	23,404,000
Customer finished goods returns accrual	38,086,000	31,524,000
Contract liabilities	42,496,000	41,072,000
Revolving loan	155,000,000	84,000,000
Other current liabilities	11,930,000	6,683,000
Operating lease liabilities	6,788,000	6,439,000
Current portion of term loan	3,670,000	3,678,000
Total current liabilities	426,405,000	326,131,000
Term loan, less current portion	13,024,000	16,786,000
Contract liabilities, less current portion	172,764,000	125,223,000
Deferred income taxes	126,000	73,000
Operating lease liabilities, less current portion	80,803,000	70,551,000
Other liabilities	7,313,000	7,973,000
Total liabilities	700,435,000	546,737,000
Commitments and contingencies Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	-	-
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	-	-
Common stock; par value $.01 per share, 50,000,000 shares authorized;	-	-
19,104,751 and 19,045,386 shares issued and outstanding at March 31, 2022 and 2021, respectively	191,000	190,000
Additional paid-in capital	227,184,000	223,058,000
Retained earnings	92,954,000	85,593,000
Accumulated other comprehensive loss	(5,066,000)	(7,696,000)
Total shareholders’ equity	315,263,000	301,145,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,015,698,000	$847,882,000

Additional Information and Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the company has included the following additional information and non-GAAP financial measures for the three and twelve months ended March 31, 2022 and 2021. Among other things, the company uses such additional information and non-GAAP adjusted financial measures in addition to and together with corresponding GAAP measures to help analyze the performance of its business.

The company believes this information helps provide a more complete understanding of the company’s results of operations and the factors and trends affecting the company’s business. However, this information should be considered as a supplement to, and not as a substitute for, or superior to, information contained in the company’s financial statements prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies.

The company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. A reconciliation of EBITDA to net income is provided below along with information regarding such items.

Items Impacting Net (Loss) Income for the Three Months Ended March 31, 2022 and 2021	Exhibit 1

	Three Months Ended March 31,
	2022			2021
	$		Per Share	$		Per Share
GAAP net (loss) income		$(322,000)	$(0.02)		$835,000	$0.04

Non-cash items impacting net (loss) income
Core and finished goods premium amortization and new business return accruals		$2,947,000	$0.15		$2,422,000	$0.12
Revaluation - cores on customers’ shelves		1,154,000	0.06		1,020,000	0.05
Share-based compensation expenses and earn-out accruals		1,830,000	0.10		2,123,000	0.11
Foreign exchange impact of lease liabilities and forward contracts		(3,442,000)	(0.18)		3,651,000	0.19
Tax effect (a)		(622,000)	(0.03)		(2,304,000)	(0.12)
Total non-cash items impacting net (loss) income		$1,867,000	$0.10		$6,912,000	$0.35

Cash items impacting net (loss) income
Supply chain disruptions and costs related to COVID-19 (b)		$3,938,000	$0.21		$2,825,000	$0.14
New product line start-up costs and transition expenses, and severance (c)		358,000	0.02		5,940,000	0.30
Impact of tariffs		-	-		306,000	0.02
Tax effect (a)		(1,074,000)	(0.06)		(2,268,000)	(0.12)
Total cash items impacting net (loss) income		$3,222,000	$0.17		$6,803,000	$0.35

(a)	Tax effect is calculated by applying an income tax rate of 25.0% to items listed above; this rate may differ from the period’s actual income tax rate.
(b)
For the three-months ended March 31, 2022, consists of $3,337,000 impacting gross profit and $601,000 included in operating expenses. For the three-months ended March 31, 2021, consists of of $2,305,000 impacting gross profit and $520,000 included in operating expenses.

(c)
For the three-months ended March 31, 2022, consists of $358,000 included in operating expenses. For the three-months ended March 31, 2021, consists of $4,781,000 included in cost of goods sold and $1,159,000 included in operating expenses.

Items Impacting Net Income for the Twelve Months Ended March 31, 2022 and 2021	Exhibit 2

	Twelve Months Ended March 31,
	2022			2021
	$		Per Share	$		Per Share
GAAP net income		$7,361,000	$0.38		$21,476,000	$1.11

Non-cash items impacting net income
Core and finished goods premium amortization and new business return accruals		$11,960,000	$0.61		$6,998,000	$0.36
Revaluation - cores on customers’ shelves		4,671,000	0.24		4,600,000	0.24
Share-based compensation expenses and earn-out accruals		7,384,000	0.38		5,901,000	0.30
Foreign exchange impact of lease liabilities and forward contracts		(1,673,000)	(0.09)		(17,606,000)	(0.91)
Tax effect (a)		(5,586,000)	(0.29)		27,000	0.00
Total non-cash items impacting net income		$16,756,000	$0.86		$(80,000)	$(0.00)

Cash items impacting net income
Supply chain disruptions and costs related to COVID-19 (b)		$20,195,000	$1.03		$9,101,000	$0.47
New product line start-up costs and transition expenses, and severance (c)		3,425,000	0.18		18,504,000	0.95
Gain due to realignment of inventory at customer distribution centers		(4,862,000)	(0.25)		(4,391,000)	(0.23)
Impact of tariffs		-	-		(3,229,000)	(0.17)
Tax effect (a)		(4,690,000)	(0.24)		(4,996,000)	(0.26)
Total cash items impacting net income		$14,068,000	$0.72		$14,989,000	$0.77

(a)	Tax effect is calculated by applying an income tax rate of 25.0% to items listed above; this rate may differ from the period’s actual income tax rate.
(b)
For the twelve-months ended March 31, 2022, consists of $17,894,000 impacting gross profit and $2,301,000 included in operating expenses. For the twelve-months ended March 31, 2021, consists of $7,053,000 impacting gross profit and $2,048,000 included in operating expenses.

(c)
For the twelve-months ended March 31, 2022, consists of $2,744,000 included in cost of goods sold and $681,000 included in operating expenses. For the twelve-months ended March 31, 2021, consists of $16,353,000 included in cost of goods sold and $2,151,000 included in operating expenses.

Items Impacting Gross Profit for the Three Months Ended March 31, 2022 and 2021	Exhibit 3

	Three Months Ended March 31,
	2022		2021
	$	Gross Margin	$	Gross Margin
GAAP gross profit	$25,768,000	15.7%	$32,107,000	19.1%

Non-cash items impacting gross profit
Core and finished goods premium amortization and new business return accruals	$2,947,000	1.8%	$2,422,000	1.4%
Revaluation - cores on customers’ shelves	1,154,000	0.7%	1,020,000	0.6%
Total non-cash items impacting gross profit	$4,101,000	2.5%	$3,442,000	2.0%

Cash items impacting gross profit
Supply chain disruptions and costs related to COVID-19	$3,337,000	2.0%	$2,305,000	1.4%
New product line start-up costs and transition expenses	-	-	4,781,000	2.8%

Impact of tariffs	-	-	306,000	0.2%
Total cash items impacting gross profit	$3,337,000	2.0%	$7,392,000	4.4%

Items Impacting Gross Profit for the Twelve Months Ended March 31, 2022 and 2021	Exhibit 4

	Twelve Months Ended March 31,
	2022		2021
	$	Gross Margin	$	Gross Margin
GAAP gross profit	$117,865,000	18.1%	$109,461,000	20.2%

Non-cash items impacting gross profit
Core and finished goods premium amortization and new business return accruals	$11,960,000	1.8%	$6,998,000	1.3%
Revaluation - cores on customers’ shelves	4,671,000	0.7%	4,600,000	0.9%
Total non-cash items impacting gross profit	$16,631,000	2.6%	$11,598,000	2.1%

Cash items impacting gross profit
Supply chain disruptions and costs related to COVID-19	$17,894,000	2.8%	$7,053,000	1.3%
New product line start-up costs and transition expenses	2,744,000	0.4%	16,353,000	3.0%
Gain due to realignment of inventory at customer distribution centers (a)	(4,862,000)	-0.4%	(4,391,000)	-0.3%
Impact of tariffs	-	-	(3,229,000)	-0.6%
Total cash items impacting gross profit	$15,776,000	2.8%	$15,786,000	3.4%

(a)	gross margin reflecting impact to net sales and cost of goods sold

Items Impacting EBITDA for the Three and Twelve Months Ended March 31, 2022 and 2021	Exhibit 5

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021
GAAP net (loss) income	$(322,000)	$835,000	$7,361,000	$21,476,000
Interest expense, net	4,045,000	3,696,000	15,555,000	15,770,000
Income tax expense	1,002,000	939,000	5,788,000	9,387,000
Depreciation and amortization	3,295,000	3,054,000	12,886,000	11,144,000
EBITDA	$8,020,000	$8,524,000	$41,590,000	$57,777,000

Non-cash items impacting EBITDA
Core and finished goods premium amortization and new business return accruals	$2,947,000	$2,422,000	$11,960,000	$6,998,000
Revaluation - cores on customers’ shelves	1,154,000	1,020,000	4,671,000	4,600,000
Share-based compensation expenses and earn-out accruals	1,830,000	2,123,000	7,384,000	5,901,000
Foreign exchange impact of lease liabilities and forward contracts	(3,442,000)	3,651,000	(1,673,000)	(17,606,000)
Total non-cash items impacting EBITDA	$2,489,000	$9,216,000	$22,342,000	$(107,000)

Cash items impacting EBITDA
Supply chain disruptions and costs related to COVID-19	$3,938,000	$2,825,000	$20,195,000	$9,101,000
New product line start-up costs and transition expenses, and severance (a)	358,000	5,706,000	3,194,000	17,941,000
Gain due to realignment of inventory at customer distribution centers	-	-	(4,862,000)	(4,391,000)
Impact of tariffs	-	306,000	-	(3,229,000)
Total cash items impacting EBITDA	$4,296,000	$8,837,000	$18,527,000	$19,422,000

(a)	Excludes depreciation, which is included in the depreciation and amortization line item.